Exhibit 99.2

Carriage Services' Board Of Directors Approves An Additional $15 Million for Share Repurchases
HOUSTON, October. 25, 2017 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) today announces that its Board of Directors has approved a $15.0 million increase in its previously authorized share repurchase program for repurchases of the Company's common stock.  On February 25, 2016, the Company announced that the Board had approved the repurchase of up to $25.0 million of the Company's common stock. During the third quarter of 2017, the Company began repurchasing common stock and used $14.0 million of that authorization to purchase approximately 574,000 shares of the Company's common stock, with $11.0 million remaining available for future purchases. Accordingly, as a result of the Board's recent action, the Company currently has a total of $26.0 million available for future share repurchases.
The share repurchases may be made from time to time through open market transactions or privately negotiated transactions and are subject to market conditions, as well as corporate, regulatory, and other considerations. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.
Commenting on the announcement, Melvin C. Payne, Chief Executive Officer, stated "I am pleased that our Board shares our commitment to long-term value creation for our shareholders. We will continue to purchase our shares opportunistically at times when we believe our stock price does not reflect the intrinsic value of our company. It has been and always will be our goal in our capital allocation decisions to invest our recurring Adjusted Free Cash Flow among various options to maximize intrinsic value per share over the long-term," concluded Mr. Payne.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report and Form 10-K for the year ended December 31, 2016, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company's Form 10-K, and other Carriage Services information and news releases, are available at http://www.carriageservices.com.
Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 172 funeral homes in 28 states and 32 cemeteries in 11 states.